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21.1 SUBSIDIARIES OF REGISTRANT

CBS Complete Business Solutions (Mauritius) Limited         Mauritius
CBSI Financial Services Corporation                         Michigan
CBSI Europe, N.V.                                           Belgium
CBSI Luxembourg S.A.                                        Luxembourg
Complete Business Solutions (India) Limited                 India
BPR Management S.A.                                         Belgium
CBSI Belgium                                                Belgium
BPR Belgium                                                 Belgium
CBSI Philippines, Inc.                                      Philippines
Synova, Inc.                                                Michigan
CBSI Canada, Inc.                                           Canada
Complete Business Solutions Australia Pty Limited           Australia
E-Business Solutions.com, Inc.                              Delaware
Complete Business Solutions (Singapore) Pte Ltd             Singapore